Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Primus Knowledge Solutions, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-82059, 333-40736, 333-33088 and 333-111886) on Form S-8 and the registration statements (Nos. 333-66616, 333-42216, 333-110199 and 333-112205) on Form S-3 of Primus Knowledge Solutions, Inc. of our report dated 3 March 2004, with respect to the consolidated balance sheet of Amacis Holdings Limited as of March 31, 2003, and the related consolidated profit and loss account and consolidated statement of total recognized gains and losses and cash flows for the year then ended, which report appears in the Form 8-K/A of Primus Knowledge Solutions, Inc. dated 5 March 2004.

/s/ KPMG

Belfast, Northern Ireland

5 March 2004